                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 10
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This Prospectus Supplement No. 10 supplements and amends the Prospectus dated March 14, 2000, the Prospectus Supplement dated April 7, 2000, Prospectus Supplement No. 2 dated April 14, 2000, Prospectus Supplement No. 3 dated April 21, 2000, Prospectus Supplement No. 4 dated April 28, 2000, Prospectus Supplement No. 5 dated May 5, 2000, Prospectus Supplement No. 6 dated May 12, 2000, Prospectus Supplement No. 7 dated May 18, 2000, Prospectus Supplement No. 8 dated May 26, 2000 and Prospectus Supplement No. 9 dated June 1, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus.

         The information appearing in the table below, as of the date hereof, further supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                      PRINCIPAL
                                                      AMOUNT OF
                                                        NOTES                                COMMON         COMMON
                                                     BENEFICIALLY         PERCENTAGE      STOCKED OWNED     STOCK
                                                      OWNED AND            OF NOTES       PRIOR TO THE     OFFERED
                     NAME                           OFFERED HEREBY        OUTSTANDING       OFFERING        HEREBY
-------------------------------------------------------------------------------------------------------------------
KBC Financial Products                              $ 5,700,000(1)             *              52,777        52,777
Lehman Brothers, Inc.                               $ 4,325,000                *              40,046        40,046
Morgan Stanley Dean Witter Convertible              $ 2,000,000                *              18,518        18,518
  Securities Trust
Robertson Stephens                                  $ 6,000,000(2)             *              55,555        55,555
Any other holder of notes or future transferee      $21,720,000              3.34%           201,111       201,111
  from any such holder

---------------
 *   Less than one percent.

(1) Represents an aggregate principal amount of notes which includes $4,000,000 previously registered on the Prospectus Supplement filed May 12, 2000 and the common stock into which those notes are convertible.

(2) Represents an aggregate principal amount of notes which includes $4,000,000 previously registered on the Prospectus Supplement filed April 21, 2000 and the common stock into which those notes are convertible.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is June 9, 2000.